Exhibit 99.1

News Release | For Immediate Release

FactSet Reports Strong Revenue Growth in Second Quarter 2018

Revenue increases 14%, EPS up 17%; Increases annual EPS guidance for fiscal 2018

NORWALK, Conn., March 27, 2018 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the second quarter ended February 28, 2018.

Second Quarter of Fiscal 2018 Highlights

●

Revenues increased 13.9% or $40.9 million to $335.2 million compared with $294.4 million for the same period in fiscal 2017. Organic revenues grew 5.7% to $310.4 million during the second quarter of 2018 from the prior year period. The increase is primarily due to higher sales of analytics products and content and technology solutions (CTS).

●

Annual Subscription Value (“ASV”) increased to $1.35 billion at February 28, 2018 compared with prior year ASV of $1.19 billion. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency, increased 5.8%.

●

Operating margin decreased to 28.5% compared with 31.2% in the prior year period. The decrease in operating margin is primarily related to a negative foreign exchange impact and incremental amortization of intangibles. Adjusted operating margin decreased to 31.4% compared with 33.1% in the prior year period.

●

Diluted earnings per share (“EPS”) decreased to $1.33 compared with $1.68 for the same period in fiscal 2017. The decrease in EPS is primarily due to non-recurring tax items totaling $22.9 million arising from the recently enacted U.S. Tax Cuts and Jobs Act (“TCJA”). Adjusted diluted EPS for the second quarter rose 17.1% to $2.12 compared with $1.81 in the prior period.

●

The Company’s effective tax rate for the second quarter was 42.4%, as compared with 25.5% a year ago, primarily due to the TCJA related one-time tax expense items. Excluding these one-time tax expense items, the current year annual effective tax rate was 17.6%. The decrease is primarily a result of the adoption of an accounting update which impacted the Company’s accounting for employee share-based payment transactions and the lowering of the federal statutory rate under the TCJA. Please see the “U.S. Tax Reform” section of this press release for additional details.

●

FactSet updated its guidance for GAAP operating margin, increased its annual guidance for GAAP and adjusted diluted EPS and lowered its effective annual tax rate due to the TCJA. Please see the “Business Outlook” section of this press release for detailed guidance metrics.

●	The Company’s Board of Directors approved a $300 million increase to the existing share repurchase program.

●

The Company is hosting an investor day on April 17, 2018 in New York City. Interested investment professionals may request admission to this event via this link. Other interested investors may listen to the presentation and view the slides via the Investor Relations portion of our website.

“We accelerated our ASV growth rate and increased market share with global wins across our product portfolio. As we look to the second half of our fiscal year, we continue to be focused on driving growth by strengthening our product suite and integrating our acquisitions,” said Phil Snow, FactSet CEO.

News Release | For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended February 28,
(In thousands, except per share data)	2018	2017	Change

GAAP revenues	$335,231	$294,354	13.9%
Organic revenues	$310,381	$293,756	5.7%
Adjusted operating income	$106,024	$97,420	8.8%
Adjusted operating margin	31.4%	33.1%
Adjusted net income	$84,345	$71,844	17.4%
Adjusted diluted EPS	$2.12	$1.81	17.1%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Maurizio Nicolelli, FactSet CFO added, “The second quarter performance strengthens our position in the market and accelerates our growth rate. We continue to deliver value to our shareholders with a balanced capital allocation framework and our expanded share repurchase program.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.35 billion at February 28, 2018, up 5.8% or $68.5 million organically from the prior year. ASV excludes professional services fees billed in the last 12 months, which are not subscription-based. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $25.5 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the second quarter of fiscal 2018 were 6.0% and 4.6%, respectively. Buy-side clients accounted for 83.3% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $842.0 million, increasing 8.8% over prior year of $773.7 million and 5.0% organically. U.S. revenues for the quarter were $208.9 million compared with $191.6 million in the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.8%. ASV from international operations was $506.8 million, increasing 22.6% over prior year of $413.2 million and 7.2% organically. International ASV now represents 37.6% of total ASV, up from 34.8% a year ago. International revenues were $126.3 million compared with $102.7 million from the second quarter of fiscal 2017. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 7.3%.

News Release | For Immediate Release

Operational Highlights – Second Quarter of Fiscal 2018

●	Client count as of February 28, 2018 was 4,895, a net increase of 86 clients in the past three months. The count includes clients with ASV of $10,000 and above.

●	User count increased by 53 to 88,646 in the past three months primarily driven by an increase in workstation sales. FactSet defines users as workstation and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 89%.

●	Employee count was 9,361 as of February 28, 2018, up 9.0% in the past 12 months. Excluding workforces acquired in the past 12 months, headcount increased 4.7% from a year ago.

●

Quarterly free cash flow was $86.1 million compared with $71.4 million a year ago. Net cash provided by operating activities was $92.5 million compared with $76.9 million for the second quarter of 2017.

●	Capital expenditures increased to $6.5 million, compared with $5.5 million a year ago.

●	A regular quarterly dividend of $21.8 million, or $0.56 per share, was paid on March 20, 2018, to common stockholders of record as of February 28, 2018.

●	FactSet expanded its Multi-Asset Class (MAC) risk models in the second quarter of 2018, leading to several global client wins and strengthening its position in the analytics market.

●	FactSet was again recognized with multiple global awards this quarter, across the entire product suite, including several for its industry-leading data, and analytics products and customer service.

U.S. Tax Reform

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“TCJA”) was signed into law. The TJCA results in significant revisions to the U.S. corporate income tax system, including a reduction in the U.S. federal corporate tax rate from 35% to 21%, a quasi-territorial tax system that generally allows companies to repatriate certain foreign earnings and a one-time deemed repatriation tax on historical unrepatriated foreign earnings, amongst other provisions. The TCJA impacted FactSet’s quarterly effective tax rate, increasing it to 42.4%, primarily due to a net one-time charge of $22.9 million. This charge is primarily related to the estimated tax expense from the deemed repatriation of historical unrepatriated foreign earnings. The reduction in the U.S. federal corporate tax rate will result in a lower effective tax rate for the Company for fiscal 2018. The Company expects its annual effective tax rate to be in the range of 18.0% to 19.5%, for fiscal 2018, excluding the previously mentioned one-time tax item.

Share Repurchase Program

FactSet repurchased 420,000 shares for $81.9 million during the second quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $293 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations.

Additionally, on March 26, 2018, the Board of Directors of FactSet approved an increase of $300 million to the existing share repurchase program. Including this increase, $431 million is currently available for share repurchases. The Company intends to repurchase its common stock in the range of $325 million to $375 million over the next 12 months. This is an increase of approximately $100 million to the annual spend on share repurchases due to the planned repatriation of foreign earnings.

News Release | For Immediate Release

Business Outlook

Starting with its first quarter of fiscal 2018, the Company provided annual guidance and discontinued quarterly guidance. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2018 Expectations

The Company is confirming its guidance, provided in the first quarter of fiscal 2018, for the following metrics:

●	Organic ASV is expected to increase in the range of $65 million and $85 million over fiscal 2017 implying a growth rate in the range of 4.9% to 6.5%.

●	GAAP Revenues are expected to be in the range of $1.34 billion and $1.36 billion.

●	Adjusted operating margin is expected to be in the range of 31.0% and 32.5%.

The Company is updating its guidance, provided in the first quarter of fiscal 2018, for the following metrics:

●	GAAP operating margin is now expected to be in the range of 27.5% and 29.0%.

●

As a result of the TCJA and the lowering of the U.S. federal corporate tax rate, FactSet’s annual effective tax rate is now expected to be in the range of 18.0% and 19.5%. This excludes the one-time tax items related to the TCJA discussed above. The Company’s fiscal year end is August 31, so the change to the federal corporate tax rate results in a blended federal statutory tax rate for its fiscal year 2018.

●

GAAP diluted EPS is now expected to be in the range of $6.95 and $7.15. Adjusted diluted EPS is expected to be in the range of $8.35 and $8.55. The updated guidance includes the impact of the TCJA. The midpoint of the adjusted EPS range represents 16% growth over the prior year. Adjusted diluted EPS for the fiscal 2018 includes an estimated $0.26 impact from the adoption of an accounting standard update which impacts the Company’s accounting for employee share-based payment transactions.

Both GAAP operating margin and GAAP diluted EPS guidance do not include the effects of any non-recurring benefits or charges that may arise in the next two quarters of fiscal 2018.

Investor Day

The Company is hosting an Investor Day on Tuesday, April 17, 2018 from 8:00 a.m. to 1:00 p.m. Eastern Time in New York City. At the event, FactSet’s management team will provide an in-depth look into the Company’s operations, industry dynamics, growth initiatives, and financial outlook. There will also be demonstrations of FactSet’s broad suite of solutions across the investment lifecycle.

The conference is by invitation only and registration is required. Investment professionals interested in attending the event in person may request an invitation via this registration link.

Anyone interested in listening to the meeting and viewing the accompanying slide presentations via live webcast can log onto FactSet Investor Relations on April 17. A replay of the event will be available on the Company’s website following the event.

News Release | For Immediate Release

Conference Call

The Company will host a conference call today, March 27, 2018 at 11:00 a.m. Eastern Time to discuss the second quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	4787266
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until April 3, 2018 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 4787266.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

News Release | For Immediate Release

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 88,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Investor Relations Contact:	Media Relations Contact:
Rima Hyder	Bruce Marcey
857.265.7523	203.810.2514
rima.hyder@factset.com	bruce.marcey@factset.com

News Release | For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended February 28,		Six Months Ended February 28,

(In thousands, except per share data)	2018	2017	2018	2017

Revenues	$335,231	$294,354	$664,372	$582,417

Operating expenses
Cost of services	163,232	131,635	324,756	258,885
Selling, general and administrative	76,514	70,973	155,033	141,467
Total operating expenses	239,746	202,608	479,789	400,352

Operating income	95,485	91,746	184,583	182,065

Other expense
Loss on sale of business	—	(1,208)	—	(1,223)
Interest expense, net of interest income	(3,272)	(1,048)	(6,191)	(1,532)
Total other expense	(3,272)	(2,256)	(6,191)	(2,755)

Income before income taxes	92,213	89,490	178,392	179,310

Provision for income taxes	39,076	22,780	54,876	46,017
Net income	$53,137	$66,710	$123,516	$133,293

Diluted earnings per common share	$1.33	$1.68	$3.11	$3.34

Diluted weighted average common shares	39,846	39,700	39,763	39,900

News Release | For Immediate Release

Consolidated Statements of Comprehensive Income (Unaudited)
	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands)	2018	2017	2018	2017

Net income	$53,137	$66,710	$123,516	$133,293

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	(1,268)	1,401	(1,744)	1,848
Foreign currency translation adjustments	9,400	861	17,866	(10,636)
Other comprehensive income (loss)	8,132	2,262	16,122	(8,788)
Comprehensive income	$61,269	$68,972	$139,638	$124,505

*For the three and six months ended February 28, 2018, the unrealized loss on cash flow hedges was net of tax benefits of $902 and $1,190, respectively. For the three and six months ended February 28, 2017, the unrealized gain on cash flow hedges was net of tax expense of $817 and $1,078, respectively.

News Release | For Immediate Release

Consolidated Balance Sheets (Unaudited)

	February 28,	August 31,
(In thousands)	2018	2017

ASSETS
Cash and cash equivalents	$233,628	$194,731
Investments	31,558	32,444
Accounts receivable, net of reserves	165,493	148,331
Prepaid taxes	8,110	7,076
Deferred taxes	—	2,668
Prepaid expenses and other current assets	33,278	24,126
Total current assets	472,067	409,376

Property, equipment, and leasehold improvements, net	97,470	100,454
Goodwill	716,912	707,560
Intangible assets, net	164,687	173,543
Deferred taxes	5,787	7,412
Other assets	15,569	14,970
Total Assets	$1,472,492	$1,413,315

LIABILITIES
Accounts payable and accrued expenses	$59,395	$59,214
Accrued compensation	37,797	61,083
Deferred fees	65,728	47,495
Taxes payable	1,774	9,112
Deferred taxes	—	2,382
Dividends payable	21,799	21,853
Total current liabilities	186,493	201,139

Deferred taxes	25,688	24,892
Deferred fees	4,299	3,921
Taxes payable	31,482	11,484
Long-term debt	574,702	575,000
Deferred rent and other non-current liabilities	37,738	37,188
Total Liabilities	$860,402	$853,624

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$612,090	$559,691
Total Liabilities and Stockholders’ Equity	$1,472,492	$1,413,315

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
(In thousands)	Six Months Ended February 28,

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$123,516	$133,293
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,372	20,649
Stock-based compensation expense	15,420	13,611
Loss on sale of business	—	1,223
Deferred income taxes	2,934	3,032
Loss on sale of assets	25	142
Tax benefits from share-based payment arrangements	—	(8,995)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(16,307)	(30,998)
Accounts payable and accrued expenses	147	3,352
Accrued compensation	(23,595)	(17,699)
Deferred fees	18,098	1,152
Taxes payable, net of prepaid taxes	17,166	10,561
Prepaid expenses and other assets	(11,915)	(3,982)
Deferred rent and other non-current liabilities	(186)	2,774
Other working capital accounts, net	14	(57)
Net cash provided by operating activities	153,689	128,058

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(71,689)
Purchases of investments	(9,487)	(25,149)
Proceeds from sales of investments	9,872	19,501
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(12,375)	(18,046)
Net cash used in investing activities	(11,990)	(95,383)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(43,406)	(39,568)
Repurchase of common stock	(113,906)	(166,427)
Proceeds from debt	—	65,000
Proceeds from employee stock plans	48,784	34,725
Tax benefits from share-based payment arrangements	—	8,995
Other financing activities	442	(1,223)
Net cash used in financing activities	(108,086)	(98,498)

Effect of exchange rate changes on cash and cash equivalents	5,283	(7,233)

Net increase (decrease) in cash and cash equivalents	38,896	(73,056)

Cash and cash equivalents at beginning of period	194,731	228,407
Cash and cash equivalents at end of period	$233,628	$155,351

News Release | For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended February 28,

(In thousands)	2018	2017	Change

GAAP Revenues	$335,231	$294,354	13.9%
Deferred revenue fair value adjustment (a)	2,087	—
Acquired revenues (b)	(24,666)	(598)
Currency impact (c)	(2,271)	—
Organic revenues	$310,381	$293,756	5.7%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions and divestitures completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

News Release | For Immediate Release

Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended February 28,

(In thousands, except per share data)	2018	2017	Change

GAAP Operating income	$95,485	$91,746	4.1%
Intangible asset amortization (a)	6,213	4,230
Deferred revenue fair value adjustment (b)	2,087	—
Other non-recurring items (c)	2,239	1,444
Adjusted operating income	$106,024	$97,420	8.8%
Adjusted operating margin (d)	31.4%	33.1%
GAAP Net income	$53,137	$66,710	(20.3)%
Intangible asset amortization (a)(e)	4,924	3,156
Deferred revenue fair value adjustment (b)(e)	1,654	—
Other non-recurring items (c)(e)	1,774	1,978
Income tax items (f)	22,856	—
Adjusted net income	$84,345	$71,844	17.4%
GAAP Diluted earnings per common share	$1.33	$1.68	(20.8)%
Intangible asset amortization (a)(e)	0.12	0.08
Deferred revenue fair value adjustment (b)(e)	0.04	—
Other non-recurring items (c)(e)	0.04	0.05
Income tax items (f)	0.57	—
Adjusted diluted earnings per common share	$2.12	$1.81	17.1%
Weighted average common shares (Diluted)	39,846	39,700

(a)

GAAP operating income in the second quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.9 million and diluted earnings per share by $0.12. GAAP operating income in the second quarter of fiscal 2017 was adjusted to exclude $4.2 million of pre-tax intangible asset amortization, which reduced net income by $3.2 million and diluted earnings per share by $0.08.

(b)	The adjustment for the second quarter of fiscal 2018 relates to deferred revenue fair value adjustments from purchase accounting.

(c)

GAAP operating income in the second quarter of fiscal 2018 was adjusted to exclude $2.2 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration and restructuring actions, which reduced net income by $1.8 million and diluted earnings per share by $0.04. GAAP operating income in the second quarter of fiscal 2017 was adjusted to exclude $1.4 million of pre-tax non-recurring acquisition costs related to the IDMS and BISAM acquisitions, which reduced net income by $1.1 million and diluted earnings per share by $0.03. GAAP net income in the year ago second quarter was also adjusted to exclude an after-tax loss of $0.9 million from the final working capital adjustment related to sale of FactSet’s Market Metrics business in the fourth quarter of fiscal 2016. This adjustment reduced diluted earnings per share by $0.02.

(d)	Adjusted operating margin for the second quarter of fiscal 2018 is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 20.8% for fiscal 2018 and 25.4% for fiscal 2017.

(f)

GAAP net income in the second quarter of fiscal 2018 was adjusted to exclude $22.9 million of tax charges primarily related to the one-time deemed repatriation tax on foreign earnings. This reduced diluted earnings per share by $0.57.

News Release | For Immediate Release

Free Cash Flow (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended February 28,

(In thousands)	2018	2017	Change

Net cash provided by operating activities	$92,546	$76,945
Capital expenditures	(6,463)	(5,509)
Free cash flow	$86,083	$71,436	20.5%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17
% of ASV from buy-side clients	83.3%	84.2%	84.1%	84.4%	83.2%	83.0%
% of ASV from sell-side clients	16.7%	15.8%	15.9%	15.6%	16.8%	17.0%

ASV Growth rate from buy-side clients	6.0%	5.3%	5.9%	5.7%	6.8%	8.3%
ASV Growth rate from sell-side clients	4.6%	3.9%	4.6%	5.8%	4.9%	6.3%
Total Organic ASV Growth Rate	5.8%	5.1%	5.7%	5.7%	6.5%	7.9%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q2’18	Q2’17
As reported ASV (a)	$1,348.8	$1,186.9
Acquired ASV (b)	(88.1)	—
Professional services fees (c)	—	(5.5)
Currency impact (d)	(3.4)	7.4
Organic ASV total	$1,257.3	$1,188.8
Total Organic ASV Growth Rate	5.8%

(a)

Beginning with the fiscal third quarter of 2017, FactSet excluded professional services fees billed within the last 12 months, which are not subscription based. ASV at the end of the second quarter of 2018 excludes $19.1 million in professional services fees.

(b)	Acquired ASV from acquisitions completed within the last 12 months.

(c)	The organic ASV for the second quarter of fiscal 2017 was adjusted to exclude professional services fees.

(d)	The impact from foreign currency movements was excluded above to calculate total organic ASV.